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Exhibit (a)(1)(G)

        First Amendment and Supplement
to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
ESMARK INCORPORATED
at
$17.00 NET PER SHARE
by

OAO SEVERSTAL
on behalf of its indirect wholly-owned subsidiary to be formed prior to the expiration of the offer

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON JUNE 26, 2008, UNLESS THE OFFER IS EXTENDED

        OAO Severstal ("Severstal") on behalf of its indirect wholly-owned subsidiary to be formed in the State of Delaware prior to the expiration of the Offer ("Purchaser"), is providing you with this First Amendment and Supplement (this "Supplement") to the Offer to Purchase, dated May 30, 2008 (the "Offer to Purchase"), relating to Severstal's offer, on behalf of Purchaser, to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Esmark Incorporated, a Delaware corporation (the "Company") for $17.00 per Share, net to the seller in cash (less applicable withholding taxes and without interest). This Supplement provides additional disclosures with respect to the terms of the tender offer and is designed to be read in conjunction with the Offer to Purchase. Terms that are used in this Supplement but are not defined have the same meanings as in the Offer to Purchase. The information in the Offer to Purchase is hereby expressly incorporated herein by reference, except as amended and supplemented herein.

  1.
  Severstal hereby waives the Essar Transaction Condition to the Offer.

  2.
  Severstal hereby amends the first sentence in the first paragraph of the cover page of the Offer to Purchase by:

    •
    adding the phrase "AND" prior to the phrase "(V)"; and

    •
    deleting the phrase "AND (VI) THE VALID TERMINATION OF THE MEMORANDUM OF AGREEMENT, DATED APRIL 30, 2008, BETWEEN THE COMPANY AND ESSAR STEEL HOLDINGS LIMITED ("ESSAR STEEL") AND, IF ENTERED INTO PRIOR TO THE EXPIRATION OF THE OFFER, THE AGREEMENT AND PLAN OF MERGER BETWEEN THE COMPANY AND ESSAR STEEL CONTEMPLATED BY SUCH MEMORANDUM OF AGREEMENT (TOGETHER, THE "ESSAR AGREEMENTS"), AS EACH SUCH MAY BE AMENDED, SUPPLEMENTED, MODIFIED AND/OR RESTATED FROM TIME TO TIME"

  3.
  Severstal hereby amends the second Q&A ("WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?") on page 2 of the Offer to Purchase by:

    •
    adding the phrase "and" at the end of the fifth bullet;

    •
    replacing the phrase "; and" with the phrase "." at the end of the sixth bullet; and

    •
    deleting the seventh bullet in its entirety.

  4.
  Severstal hereby amends and restates the second sentence of the third paragraph on page 7 of the Offer to Purchase as follows: "This offer is not conditioned on the termination of the Essar Agreements."

  5.
  Severstal hereby amends the first sentence of the fifth paragraph starting on page 7 of the Offer to Purchase by:

    •
    adding the phrase "and" prior to the phrase "(V)"; and

    •
    deleting the phrase "and (VI) the valid termination of the Essar Agreements, as such may be amended, supplemented, modified and/or restated from time to time (the "Essar Transaction Condition")"

  6.
  Severstal hereby amends the first sentence of the first paragraph of Section 14. Certain Conditions of the Offer on page 32 of the Offer to Purchase by:

    •
    adding the phrase "and" prior to the phrase "the HSR Condition"; and

    •
    deleting the phrase "and the Essar Transaction Condition".

IF YOU HAVE ANY QUESTIONS ABOUT THE OFFER OR THE INFORMATION CONTAINED IN THIS SUPPLEMENT, YOU SHOULD CONTACT THE INFORMATION AGENT FOR THE OFFER:

MacKenzie Partners, Inc.

105 Madison Avenue
New York, New York 10016
(212)929-5500 (Call Collect)
or
Call Toll-Free (800-322-2885)
Email: tenderoffer@mackenziepartners.com

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  Exhibit (a)(1)(G)